Exhibit 10.1

NEOTHETICS, INC.

AMENDMENT TO

2014 EQUITY INCENTIVE PLAN

Amendment to Plan.  That Section 5.4 of the Neothetics, Inc. 2014 Equity Incentive Plan (the “Plan”) is hereby amended and restated in its entirety as follows:

“5.4“Nonemployee Director Limitations.

Notwithstanding anything in this Plan to the contrary, the maximum grant date Fair Market Value of any Awards issued to any Nonemployee Director as Nonemployee Director Awards during a calendar year shall not exceed $420,000; provided, however, that with respect to the first calendar year in which an individual is elected or appointed to the Board, this limit shall be $840,000.  The limitations set forth in the preceding sentence shall be subject to adjustment as provided pursuant to Section 4.5.”

Except as set forth herein, the Plan is not amended and remains in full force and effect.